UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2018

AMERICOLD REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34723	93-0295215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Glenlake Parkway, South Tower, Suite 600 Atlanta, Georgia		30328
(Address of principal executive offices)		(Zip Code)

(678) 441-1400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 — Entry into a Material Definitive Agreement.

On February 6, 2018, Americold Realty Trust (the “Company”) entered into the Consent and First Amendment to Credit Agreement, dated as of February 6, 2018, among Americold Realty Operating Partnership, L.P., the Company, the Guarantors, Lenders, Letter of Credit Issuers and Swing Line Lender (each as defined in the Credit Agreement (as defined below)) party thereto and Bank of America, N.A., as Administrative Agent (the “First Amendment”). The First Amendment amends the Credit Agreement, dated as of January 23, 2018, by and among Americold Realty Operating Partnership, L.P., the Company, the Several Lenders and Letter of Credit Issuers from Time to Time Parties Thereto and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”).

Pursuant to the First Amendment, the Company’s lender group increased its aggregate revolving credit commitments on the Company’s existing $400 million senior revolving credit facility by $50 million to $450 million. Concurrently, the Company utilized cash on hand to repay $50 million on its senior term loan A facility. As a result of these modifications, the Company’s total aggregate commitments under its credit facilities remain unchanged at $925 million.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Consent and First Amendment to Credit Agreement, dated as of February 6, 2018, among Americold Realty Operating Partnership, L.P., the Company, the Guarantors, Lenders, Letter of Credit Issuers and Swing Line Lender (each as defined therein) party thereto and Bank of America, N.A., as Administrative Agent

99.1	Press Release dated February 6, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2018

AMERICOLD REALTY TRUST

By:	/s/ Marc Smernoff
Name:	Marc Smernoff
Title:	Chief Financial Officer and Executive Vice President